Exhibit 99.1

         Equinix Closes Financing for Chicago Area Expansion


    FOSTER CITY, Calif.--(BUSINESS WIRE)--Feb. 6, 2007--Equinix, Inc. (NASDAQ:EQIX), the leading provider of network-neutral data centers and Internet exchange services, today announced that it has received $110 million in financing for the expansion of its Chicago-area footprint.

    The approved financing will fund the development, design and construction of an approximately 250,000 square foot Internet Business Exchange(TM) (IBX(R)) center, which will be located in Elk Grove Village, Illinois. The loan has an initial three year term and bears interest at a floating rate, with an initial rate of 8.125% at closing. The Company previously stated its intention to secure financing an announcement on September 18, 2006 (http://www.equinix.com/press/press/2006/09_18_06.html).

    "Like the financing recently closed on our Ashburn campus, the project financing for the new Chicago area IBX will enable us to continue to execute on our expansion strategy," said Peter Van Camp, CEO of Equinix. "The new Chicago IBX will enable us to nearly double our footprint in the Chicago area in order to meet continued strong demand in that market."

    About Equinix

    Equinix is the leading global provider of network-neutral data centers and Internet exchange services for enterprises, content companies, systems integrators and network services providers. Through the company's Internet Business Exchange(TM) (IBX(R)) centers in 10 markets in the U.S. and Asia, customers can directly interconnect with every major global network and ISP for their critical peering, transit and traffic exchange requirements. These interconnection points facilitate the highest performance and growth of the Internet by serving as neutral and open marketplaces for Internet infrastructure services, allowing customers to expand their businesses while reducing costs.

    This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of acquiring, operating and constructing IBX centers and developing, deploying and delivering Equinix services; a failure to receive significant revenue from customers in recently built out data centers; failure to complete any financing arrangements contemplated from time to time; failure to receive the proceeds from our loan commitments as expected; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; the results of any litigation relating to past stock option grants and practices; and other risks described from time to time in Equinix's filings with the Securities and Exchange Commission. In particular, see Equinix's recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.


    CONTACT: Equinix, Inc.
             Jason Starr, 650-513-7402 (Investor Relations) jstarr@equinix.com or
             K/F Communications, Inc.
             David Fonkalsrud, 415-255-6506 (Media)
             dave@kfcomm.com